Exhibit 99.1

CRH Medical Announces New Revolving Credit Facility

VANCOUVER, Oct. 23, 2019 /CNW/ - CRH Medical Corporation (TSX: CRH) (NYSE MKT: CRHM) ("CRH" or the "Company") today announced that it has entered into a new, three year revolving credit facility (the "new facility"), which provides up to $200 million in borrowing capacity, and represents an increase from the company's previous $100 million facility. The new facility includes a committed $125 million facility and access to an accordion feature that would increase the amount of credit available to CRH by $75 million.

The lending syndicate for the new facility is led by JPMorgan Chase Bank, N.A. ("J.P. Morgan") and also includes The Bank of Nova Scotia, U.S. Bank and Wells Fargo.

The new facility reduces the interest rate payable by CRH by as much as 100 bps to LIBOR plus 125 bps, up to LIBOR plus 175 bps, based upon CRH's debt to EBITDA ratio. Other improved terms include a maximum debt to EBITDA ratio of 3x and a minimum interest coverage ratio of 3x.

Richard Bear, Chief Financial Officer of CRH, stated, "We are pleased with this new agreement as it provides access to increased liquidity and financial flexibility while lowering our borrowing costs. We expect the combination of our cash flow, capital structure and liquidity to support future value creation initiatives on behalf of our shareholders."

Tushar Ramani, Chief Executive Officer of CRH, added, "CRH is proud to have secured this important level of funding by some of the highest caliber lenders in the healthcare industry.  We appreciate their confidence in our business and look forward to our continued relationship with each of them."

Sebastien Boulanger, Executive Director with J.P. Morgan, stated, "CRH is a leading healthcare services provider.  J.P. Morgan is very pleased to lead CRH's new facility and support the company in its next stage of growth. "

About CRH Medical Corporation:
CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 23 anesthesia acquisitions. CRH now serves 52 ambulatory surgical centers in 11 states and performs approximately 333,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

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SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/October2019/23/c6002.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Richard Bear, Chief Financial Officer, 425-658-0151, rbear@crhmedcorp.com; Constantine Davides, CFA, 339-970-2846, constantine.davides@westwicke.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 23-OCT-19